EXHIBIT 5.2
April 30, 2007
First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
Ladies and Gentlemen:
     This opinion is furnished in our capacity as special Maryland counsel for First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the filing today by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (which, together with the prospectus and any prospectus supplement relating thereto (collectively, the “Prospectus”) shall hereinafter be referred to collectively as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of up to 3,000,000 shares of common stock, par value $.01 per share (the “Common Stock”) of the Company that may be (i) issued as redemption shares (the “Redemption Shares”) in exchange for units of partnership interest (“Units”) in First Industrial L.P., a Delaware limited partnership (the “Operating Partnership”) that have been acquired in connection with acquisitions of properties and (ii) issued or issuable pursuant to the Company’s 1997 Stock Incentive Plan, 2001 Stock Incentive Plan or Deferred Income Plan and any grant agreement or similar agreements relating thereto (collectively, the “Plans”) to one or more affiliates of the Company, which Common Stock is offered and sold by such affiliates (the “Plan Shares” and, together with the Redemption Shares, collectively, the “Registered Shares”).
     In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following:
(a)	Articles of Amendment and Restatement of the Company filed June 13, 1994, as amended to date (the “Charter”);

(b)	Amended and Restated Bylaws of the Company, as amended to date;

(c)	records of proceedings of the Board of Directors of the Company, including those certain resolutions adopted February 28, 2007 by the Board of Directors of the Company (such February 28, 2007 resolutions shall be referred to herein as the “Authorizing Resolutions”);

(d)	Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland dated April 23, 2007; and

First Industrial Realty Trust, Inc.
April 30, 2007

(e)	the Registration Statement.
     With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have not independently verified any factual matters or reviewed any documents other than the documents referred to above and accordingly we do not express any opinion as to matters that might have been disclosed by independent verification or review. As to matters of fact that have not been independently established, we have relied upon representations of officers of the Company.
     We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Maryland.
     Based upon the foregoing, we are of the opinion that:
     1. The Redemption Shares are duly authorized under the Charter and, when issued as described in the Registration Statement or a supplement relating thereto and in accordance with the Authorizing Resolutions, and upon receipt of the consideration provided for in the Authorizing Resolutions, will be legally issued, fully paid and nonassessable.
     2. The Plan Shares are duly authorized under the Charter, and (i) with respect to Plan Shares already issued and opined on pursuant to legal opinions of McGuireWoods LLP dated prior to the date hereof, subject to any assumptions and qualifications made in such opinions which are similar to the qualifications and assumptions set forth herein, and further assuming receipt of consideration therefore and the satisfaction of any and all requirements and conditions set forth in the applicable Plan, such Plan Shares are legally issued, fully paid and nonassessable, and (ii) with respect to Plan Shares that are not yet issued as of the date hereof, when such Plan Shares are issued as described in the Registration Statement and in accordance with the Authorizing Resolutions and applicable Plan, and the satisfaction of any and all requirements and conditions set forth in the applicable Plan, such Plan Shares will be legally issued, fully paid and nonassessable.
     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.
     This opinion may be relied upon by the firm of Cahill Gordon & Reindel LLP with respect to that firm’s opinion to be filed as an exhibit to the Registration Statement. In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McGuireWoods LLP